Exhibit 99.1

FOR IMMEDIATE RELEASE

Calamos Investments Hires New Chief Financial Officer

Thomas Herman, Previously CFO at Harris Associates and Ariel Investments, Joins the Firm

Naperville, IL; June 13, 2016 – Calamos Investments, global investment management firm, has appointed Thomas Herman as Chief Financial Officer effective June 30, announced John Koudounis, Calamos Chief Executive Officer.

“This important appointment is part of our ongoing evolution as we execute our new vision for the firm. We remain focused on our mission of performance with the goal of broadening the firm’s platform to enhance our core strengths. Tom will play an integral role as we look to expand our talent, diversify products and pursue strategic growth opportunities on a global basis, which make sense for our clients,” Koudounis said.

John P. Calamos, Sr., Founder, Chairman and Global Chief Investment Officer, stated: “Tom will provide invaluable assistance as he works with John Koudounis and the investment teams to implement our plan of thoughtful growth. The objective of John’s strategy is to develop our footprint in ways that will facilitate new and meaningful investment opportunities, looking both at our product mix and new markets. Tom’s expertise will help guide our progress into the future.”

With more than 25 years of investment management experience, Herman joins Calamos from Harris Associates, where he was CFO and Treasurer for the past six years. Previously, from 2004 to 2010, he was SVP, CFO and Treasurer at Ariel Investments.

“Calamos is a stellar firm and an iconic brand with a 40-year track record in the market. I’m joining an impressive team at a very exciting time, and look forward to working in close collaboration with John and everyone at the firm,” Herman said.

Herman is the successor to Nimish Bhatt, who will be stepping down in July. “We thank Nimish for his service and wish him well in the future,” Koudounis said.

About Calamos

Calamos Investments is a diversified global investment firm offering innovative investment strategies including U.S. growth equity, global equity, convertible, multi-asset and alternatives. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds, an exchange traded fund and UCITS funds. Clients include major corporations, pension funds, endowments, foundations and individuals, as well as the financial advisors and consultants who serve them. Headquartered in the Chicago metropolitan area, the firm also has offices in London, New York, San Francisco, and the Miami area. For more information, please visit www.calamos.com.

Source: Calamos Investments

Contact: Michelle Manoff, Rubenstein Public Relations; 212.805.3051; mmanoff@rubensteinpr.com

*Calamos Investments LLC, referred to herein as Calamos Investments®, is a financial services company offering such services through its subsidiaries: Calamos Advisors LLC, Calamos Wealth Management LLC, Calamos Investments LLP and Calamos Financial Services LLC.

From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

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